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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 Form 8-K


                              CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): January 14, 1998




Commission    Registrant; State of Incorporation;      IRS Employer
File Number       Address; and Telephone Number      Identification No.
------------  -----------------------------------    ------------------

1-11375     UNICOM CORPORATION                        36-3961038
            (an Illinois corporation)
            37th Floor, 10 South Dearborn Street
            Post Office Box A-3005
            Chicago, Illinois 60690-3005
            312/394-7399


1-1839      COMMONWEALTH EDISON COMPANY               36-0938600
            (an Illinois corporation)
            37th Floor, 10 South Dearborn Street
            Post Office Box 767
            Chicago, Illinois 60690-0767
            312/394-4321




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Item 5.  OTHER EVENTS.

Cessation of Nuclear Generation Operations at Zion Station

  On January 14, 1998, the Boards of Directors of Commonwealth Edison Company (ComEd) and Unicom Corporation authorized the permanent cessation of nuclear generation operations and retirement of facilities at ComEd's 2,080 megawatt nuclear generating station located in Zion, Illinois. As explained below, such retirement is expected to result in an after-tax charge to net income of approximately $515 million ($2.38 per Unicom common share). The station was originally placed in service in the early 1970's. Zion Unit 2 has been out of service since September 1996 and Zion Unit 1 has been out of service since February 1997.

  The decision to close Zion Station is a result of an ongoing analysis which ComEd has been performing regarding the economic value of its generating assets in light of the expected changes in the manner in which electric energy is marketed and sold. On December 16, 1997, legislation was passed into law in Illinois providing for a phased introduction of price-based competition into the supply of electric energy in Illinois under a less regulated structure. The consideration of changes in the electric supply market prompted the analysis, and the passage of legislation in Illinois has provided a clearer basis for evaluating the costs and benefits of alternative courses of action. In reaching the decision to cease nuclear generation operations at Zion Station, the Boards also considered the significant uncertainty associated with continued operation of the station due to the degradation of the steam generators, and the expected operating costs associated with continued station operation.

  Notwithstanding the closure of the station as a nuclear generating facility, a portion of the station will continue to be used to provide voltage support in the transmission system that serves ComEd's northern region. Such support will require capital expenditures at the station as well as upgrades to the transmission system at various points in order to improve the ability to import and transport power through the system.

  The closure of Zion enables ComEd to focus its attention on ComEd's other generating facilities and plan for electric reliability this summer. In addition to the previously described steps to reinforce the transmission system, ComEd expects to purchase generating capacity from third parties and is working to increase the availability of owned generating capacity. LaSalle Units 1 and 2 and Quad Cities Units 1 and 2 currently are not operating. ComEd is developing an integrated schedule for restarting the units at LaSalle Station. It currently is expected that LaSalle Unit 1 will restart in the third quarter of 1998 and LaSalle Unit 2 is expected to restart approximately six months later. Both units at Quad Cities

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are expected to return to service in the Spring of 1998.  The additional costs of purchasing power could adversely affect Unicom and ComEd's results of operations for 1998.

  ComEd's fourth quarter 1997 financial results will reflect an after-tax charge of approximately $400 million representing the undepreciated costs of Zion Station (excluding the portion which will remain in use to provide voltage support), materials and supplies inventories, and nuclear fuel inventories. In addition, a provision for future expenses related to Zion Station, as required by generally accepted accounting principles for costs associated with the retirement of assets, will result in an estimated reduction to net income of $115 million in the fourth quarter of 1997.

  ComEd presently estimates that decommissioning costs for Zion Station will total $936 million ($1998), including the costs to maintain the plant in a secured mode until decommissioning is completed. ComEd will record a liability of $936 million for the decommissioning obligation in the fourth quarter of 1997. Approximately $356 million has been recovered through rates to meet this obligation. A regulatory asset of $580 million will be recorded representing the unrecovered portion of the liability as of December 31, 1997. ComEd's revenues include an annual provision to recover the estimated costs of decommissioning. The deregulation legislation recently enacted in Illinois provides for continued recovery of decommissioning costs through a separate rider. These collections are deposited in external trusts maintained solely for the purpose of ensuring that adequate funds are available for the ultimate decommissioning of the related nuclear generating plants. Based on preliminary studies, ComEd currently plans to maintain Zion Station in a SAFSTOR, or secured, mode while continuing to make annual contributions to its external decommissioning trusts. Under this approach, decommissioning would commence in 2014.


Formation of a Regional Independent System Operator

ComEd has joined with eight Midwestern utilities in the formation of a regional Independent System Operator (Midwest ISO). The Midwest ISO is a key element in accommodating the deregulation of the electric industry and will promote enhanced reliability of the transmission system, equal access to the transmission system and increased competition. The Midwest ISO will establish an independent body that will ultimately take over direction of the management of the transmission system for the utilities involved. ComEd will retain ownership of its transmission lines. The formation of Midwest ISO is subject to receipt of Federal Energy Regulatory Commission approval.

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                                SIGNATURES



    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                                       UNICOM CORPORATION
                                          (Registrant)


Date: January 14, 1998       By:        John C. Bukovski
                                      ------------------------
                                        John C. Bukovski
                                      Senior Vice President






                                     COMMONWEALTH EDISON COMPANY
                                           (Registrant)


Date: January 14, 1998       By:        John C. Bukovski
                                      ------------------------
                                        John C. Bukovski
                                      Senior Vice President